Exhibit 99.1

Investor Relations:

Don Duffy/Raphael Gross, 203-682-8200

Media Contact:

Tori Harms, 503-226-3440

McCormick & Schmick’s Seafood Restaurants, Inc. Reports Second Quarter 2010 Financial Results

Portland, Ore. – August 3, 2010 – McCormick & Schmick’s Seafood Restaurants, Inc. (Nasdaq: MSSR) today reported financial results for its second quarter ended June 26, 2010.

Financial results for the second quarter 2010 compared to the second quarter 2009:

•	Revenues decreased 3.2% to $89.7 million from $92.7 million

•	Comparable restaurant sales decreased 4.0%

•	Comparable restaurant traffic decreased 4.6%

•	Total restaurant operating costs were 87.5% of revenues compared to 87.8%

•	Net income increased 8.1% to $1.3 million, or $0.09 per diluted share, from net income of $1.2 million, or $0.08 per diluted share

Revenues for the second quarter 2010 decreased 3.2% to $89.7 million from $92.7 million in the second quarter 2009. The decrease in revenues was primarily due to the decline in comparable restaurant sales driven by a decrease in restaurant traffic of 4.6% partially offset by a 0.6% increase in net pricing and product mix. Revenues were also positively affected by the increase in store operating weeks as a result of the additional restaurants opened in the 2010 period compared to the 2009 period.

Bill Freeman, Chief Executive Officer, said, “Despite continued economic and unexpected environmental challenges, we were pleased with continued improvement in traffic and sales trends as well as our net income growth. Our guests are responding favorably to our long-term strategic initiatives designed to drive traffic. As we look forward, although we are concerned with both the economic outlook and publicity centered around the Gulf oil spill and its potential effect on seafood consumption and commodity pricing, we will stay focused on superior execution at the restaurant level and the continued evolution of our concept. We are confident that we can further connect with our current guests and broaden our appeal to a wider audience.”

2010 Outlook

Based upon the impact of the Gulf oil spill on the second quarter and the uncertainty of the potential effect the publicity centered around the Gulf oil spill may have on our business for the second half of the year, the Company has revised its annual revenue guidance for 2010 to between $345 and $355 million, and now estimates earnings of $0.35 to $0.40 per fully diluted share. This compares to the Company’s prior expectation of annual revenues of $355 million to $365 million and earnings of $0.40 to $0.45 per fully diluted share.

The Company is maintaining its previous guidance related to depreciation and amortization and general and administrative expenses.

The Company opened two new restaurants in the second quarter 2010, in Houston, Texas and in Vancouver, British Columbia. The Company does not plan to open any additional restaurants in 2010.

Conference Call

The Company will host a conference call to discuss second quarter 2010 financial results today at 5:00 PM ET. Hosting the call will be Bill Freeman, Chief Executive Officer, and Michelle Lantow, Chief Financial Officer.

The conference call can be accessed live over the phone by dialing (877) 591-4956, or for international callers (719) 325-4833. A replay will be available one hour after the call and can be accessed by dialing (888) 203-1112 or (719) 457-0820 for international callers; the conference ID is 9243023. The replay will be available until Tuesday, August 17, 2010.

The call will be webcast live from the Company’s website at www.McCormickandSchmicks.com under the investor relations section.

About McCormick & Schmick’s Seafood Restaurants, Inc.

McCormick & Schmick’s Seafood Restaurants, Inc. is a leading seafood restaurant operator in the affordable upscale dining segment. The Company now operates 96 restaurants, including 89 restaurants in the United States and seven restaurants in Canada under The Boathouse brand. McCormick & Schmick’s has successfully grown over the past 38 years by focusing on serving a broad selection of fresh seafood. The inviting atmosphere at McCormick & Schmick’s and its high quality, diverse menu offering and compelling price-value proposition appeal to a broad base of casual diners, families, travelers and the business community.

Definition of Comparable Restaurant Sales

Comparable restaurant sales represent sales at all the restaurants owned by the Company in operation at least eighteen months from the beginning of the fiscal year being discussed. Comparable restaurant sales exclude the impact of currency translation. Management reviews the increase or decrease in comparable restaurant sales with the same period in the prior year to assess business trends.

Forward-Looking Statements

The financial guidance and outlook we provide for 2010 are forward-looking statements. These forward-looking statements are based on information available to us on the date of this release and we assume no obligation to update these forward-looking statements for any reason. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those described in the statements. These risks and uncertainties include, but are not limited to, the following: general economic conditions or changes in consumer preferences or discretionary spending; changes in the availability and costs of food; potential fluctuation in our quarterly operating results due to seasonality and other factors; the continued service of key management personnel; our ability to protect our name and logo and other proprietary information; health concerns about our food products; the impact of federal, state or local government regulations relating to our employees and the sale of food or alcoholic beverages; the impact of litigation; the potential effects of inclement weather or terrorist attacks; the effect of competition in the restaurant industry; cost and availability of capital; and other risk factors described from time to time in SEC reports filed by McCormick & Schmick’s Seafood Restaurants, Inc.

McCormick & Schmick’s Seafood Restaurants, Inc. and Subsidiaries

Condensed Consolidated Statements of Income and Margin Analysis

(unaudited)

(in thousands, except per share data)

	Thirteen week period ended
	June 27, 2009		June 26, 2010
Revenues	$92,742	100.0%	$89,734	100.0%

Restaurant operating costs
Food and beverage	27,517	29.7%	26,883	30.0%
Labor	30,269	32.6%	29,399	32.8%
Operating	14,158	15.3%	12,879	14.4%
Occupancy	9,501	10.2%	9,358	10.4%

Total restaurant operating costs	81,445	87.8%	78,519	87.5%
General and administrative expenses	4,947	5.3%	4,824	5.4%
Restaurant pre-opening costs	80	0.1%	631	0.7%
Depreciation and amortization	4,293	4.6%	3,848	4.3%
Impairment, restructuring and other charges	371	0.4%	—	—

Total costs and expenses	91,136	98.3%	87,822	97.9%

Operating income	1,606	1.7%	1,912	2.1%
Interest expense, net	469	0.5%	401	0.4%
Other expense, net	13	—	—	—

Income before income taxes	1,124	1.2%	1,511	1.7%
Income tax expense (benefit)	(64)	(0.1)%	227	0.3%

Net income	$1,188	1.3%	$1,284	1.4%

Net income per share
Basic	$0.08		$0.09
Diluted	$0.08		$0.09
Shares used in computing net income per share
Basic	14,773		14,788
Diluted	14,807		14,930

	Twenty-six week period ended
	June 27, 2009		June 26, 2010
Revenues	$184,636	100.0%	$174,555	100.0%

Restaurant operating costs
Food and beverage	55,214	29.9%	52,680	30.2%
Labor	60,757	32.9%	57,560	33.0%
Operating	28,498	15.4%	25,453	14.6%
Occupancy	18,990	10.3%	18,544	10.6%

Total restaurant operating costs	163,459	88.5%	154,237	88.4%
General and administrative expenses	10,793	5.8%	9,731	5.6%
Restaurant pre-opening costs	641	0.3%	1,133	0.6%
Depreciation and amortization	8,373	4.5%	7,659	4.4%
Impairment, restructuring and other charges	552	0.3%	—	—

Total costs and expenses	183,818	99.6%	172,760	99.0%

Operating income	818	0.4%	1,795	1.0%
Interest expense, net	847	0.5%	806	0.5%
Other expense, net	27	—	—	—

Income (loss) before income taxes	(56)	—	989	0.6%
Income tax expense (benefit)	(100)	(0.1)%	145	0.1%

Net income	$44	—	$844	0.5%

Net income per share
Basic	$—		$0.06
Diluted	$—		$0.06
Shares used in computing net income per share
Basic	14,750		14,795
Diluted	14,763		14,929